Exhibit 99.1

News Release
March 2, 2015
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2014 FOURTH QUARTER AND YEAR END RESULTS

•	Fiscal year 2014 sales grew 20.8%, or $258.2 million with organic growth of 3.8%
•	Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $139.9 million, or 9.3% of sales
•	Free Cash Flow of $87.6 million
•	$4.0 million increase in B27 amortization
•	$117.6 million pretax goodwill impairment
•	Adjusted EPS of $3.83, excluding impairment charges and B27 amortization increase

Houston, TX, -- March 2, 2015 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced financial results for the fourth quarter and fiscal year ending December 31, 2014.  A reconciliation of the non-GAAP financial measures is in the back of this press release.

Fourth Quarter 2014 financial highlights:

•
Sales were $382.5 million for the fourth quarter of 2014, compared to $313.8 million for the fourth quarter of 2013, an increase of 21.9%.  Organic sales increased 5.6%, acquisitions positively impacted sales by $51.1 million.

•	Gross profit was $106.7 million, or 27.9% of sales for the fourth quarter of 2014, compared to $94.6 million, or 30.2% of sales for the fourth quarter of 2013.

•
Amortization expense for 2014 was increased by $4.0 million ($1.0 million per quarter) due to DXP finalizing its purchase accounting for customer relationships for the B27 acquisition and amortizing the customer relationships on an accelerated basis.  The first three quarters of 2014 have been revised to reflect the increased amortization.

•	Selling, general & administrative (SG&A) expenses were $81.1 million, or 21.2% of sales for the fourth quarter of 2014, compared to $66.5 million, or 21.2% of sales for the fourth quarter of 2013.

•	EBITDA was $34.2 million for the current quarter, compared to $33.6 million for the fourth quarter of 2013. EBITDA as a percentage of sales was 9.0% and 10.7% in 2014 and 2013, respectively.

•
Fourth quarter 2014 net loss includes a non-cash pre-tax goodwill impairment charge of $117.6 million.  Excluding this non-cash impairment charge and the $1.0 million increased amortization charge for B27, fourth quarter 2014 adjusted diluted earnings per share was $0.95.

•
Free cash flow (cash flow from operating activities less capital expenditures) for the fourth quarter of 2014 was $32.8 million, or 95.7% of EBITDA compared to $13.2 million, or 39.3% of EBITDA for the fourth quarter of 2013.

Fiscal Year 2014 financial highlights:

•
Sales were $1.5 billion for fiscal year 2014, compared to $1.2 billion for the fiscal year 2013, an increase of 20.8%.  Organic sales increased 3.8%, acquisitions positively impacted sales by $211.5 million for 2014.

•	Gross profit was $432.8 million, or 28.9% of sales for the fiscal year 2014, compared to $372.3 million, or 30.0% of sales for the fiscal year 2013.

•	Selling, general & administrative (SG&A) expenses were $327.9 million, or 21.9% of sales for fiscal 2014, compared to $271.4 million, or 21.9% of sales for fiscal 2013.

•	EBITDA was $139.9 million for the year, compared to $122.7 million for 2013. EBITDA as a percentage of sales was 9.3% and 9.9% in 2014 and 2013, respectively.

•
Income before taxes, before a non-cash goodwill impairment charge of $117.6 million and a $4.0 million amortization charge resulting from finalization of B27 purchase accounting for customer relationships and amortizing customer relationships on an accelerated basis,  was $96.0 million for 2014 which was up 1.4% compared to $94.7 million for fiscal 2013.

•
Earnings per diluted share for the fiscal year 2014 was a loss of $2.99, excluding a non-cash impairment charge of $117.6 million and the $4.0 amortization charge for B27, earnings per diluted share was $3.83 per share, based on 15.5 million diluted shares, compared to $3.94 per share in fiscal 2013, based on 15.3 million diluted shares.

•	Free cash flow (cash flow from operating activities less capital expenditures) for 2014 was $87.6 million, or 62.6% of EBITDA compared to $74.5 million, or 60.7% of EBITDA for the fiscal year 2013.

David R. Little, Chairman and Chief Executive Officer remarked, “DXP accomplished a lot in 2014 and we would like to thank all our “DXPeople” for their efforts this year.  We were focused on improving and managing our growth, culture, expenses, working capital and ease of doing business with our business segments and product divisions.  We made meaningful progress at Natpro and positioned ourselves at B27 for success in 2015 and beyond.  Additionally, during the last quarter of the year, we were faced with increased volatility in the upstream oil and gas market and the large drop in oil prices.  That said, we remain focused on executing our strategy, achieving our goals of growing sales and EBITDA, efficient working capital management and strong cash flow generation.

DXP’s fiscal year 2014 sales grew 20.8%.  Innovative Pumping Solutions lead the way with 66.4% sales growth driven primarily from the acquisition of B27.  DXP’s Service Centers sales grew 11.6%, followed by Supply Chain Services which grew 11.2%.  Operating margins for Innovative Pumping Solutions, DXP Service Centers and Supply Chain Services were 14.2%, 10.9% and 8.4%, respectively.  With acquisitions fueling a majority of our sales growth in 2014, similar to 2013, DXP’s ability to gain operating leverage remained dampened with EBITDA margins for the full year of 9.3%.  We completed two strategic acquisitions in 2014, B27 and Machinery Tooling & Supply, which helped grow our Rotating Equipment and Metal Working divisions.  Total employees for the fiscal year increased 16% from approximately 3,207 to 3,715.

As we enter 2015, we face a challenging market environment on the oil and gas front.  The recent decline in crude oil prices has and will challenge certain aspects of our business.  DXP reviewed its 2014 end-market exposure and believes that an estimated 19% of our business is tied to upstream drilling, development and completion.  Obviously, this segment will be impacted the most by the recent decline in oil prices and drilling activity and as such, DXP expects a sales decline with these customers.  In contrast, however, the remaining pieces of our business are tied to various end markets that we believe will experience differing levels of organic growth.  Specifically, DXP’s oil and gas production and midstream exposure is an estimated 41% and DXP expects this business to be steady for 2015.  The lower spending on upstream activity will inevitably affect midstream activity at some point in the future but more modestly.  The remaining 40% of our business is tied to markets DXP believes will see organic growth in 2015.

For fiscal 2015, we will focus on driving sales and operating leverage in those markets that should give us growth while managing the challenges in upstream oil and gas drilling, development and completion.  We will continue to expect to get operating leverage within our business model and make acquisitions opportunistically.  We remain excited about our prospects and entering the year with strong financial resources and our experienced group of expert employees.”

Mac McConnell, Chief Financial Officer added, "Our annual financial results reflect year-over-year sales growth driven by acquisitions and organic growth.  Supply Chain Services led DXP’s business segments with 11.2% organic growth followed by Innovative Pumping Solutions with 3.9% and Service Centers with 2.5% organic growth.  Overall, we grew sales organically by 3.8% over 2013 and achieved stronger EBITDA margins during the second half of the year versus the first half driven by a strong third quarter.  EBITDA for fiscal 2014 was $139.9 million and grew 14% over 2013. Throughout the year we saw a continual sequential decline of SG&A expense as a percentage of sales with our continued focus on expense control as we moved from a lackluster oil and gas market to high volatility towards the end of the year.  DXP generated over $87 million in free cash flow, which was primarily used to fund acquisitions and pay down debt, up 18% over 2013.  Fiscal 2014 includes a non-cash after-tax goodwill impairment charge of $102.0 million, or $6.66 per share, relating to B27 and Natpro, two acquisitions which we have discussed throughout the year.  Excluding the impact of this non-cash goodwill impairment charge and a $4.0 million amortization charge for B27, net income was $59.4 million or $3.83 per share for the fiscal year 2014.  Finally, DXP continued to deleverage by reducing debt by $38.1 million during the fourth quarter, and ended the fiscal year with total debt to EBITDA of 2.9:1."

We will host a conference call regarding 2014 fourth quarter and year end results to be web cast live on the Company’s website (www.dxpe.com) today at 5:00 P.M. Eastern time.  Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  The online archived replay will be available immediately after the conference call at www.dxpe.com and at www.viavid.net.

Fiscal 2014 and fourth quarter business segment results:

•	Service Centers revenue for the fiscal year was up 11.6% year over year with a 10.9% operating income margin. Organic revenue was up 2.5% year over year.

o	For the fourth quarter, revenue was up 12.6% with a 11.2% operating income margin

•	Innovative Pumping Solutions revenue for the fiscal year was up 66.4% year over year with a 14.7% operating income margin. Organic revenue was up 3.9% year over year.

o	For the fourth quarter, revenue was up 66.2% with a 12.2% operating income margin.

•	Supply Chain Services revenue for the fiscal year was up 11.2% year over year with an 8.4% operating margin.

o	For the fourth quarter, revenue was up 14.2% with a 8.2% operating income margin

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
	Years ending December 31,		Three Months Ending December 31,
	2014*	2013	2014*	2013
Sales	$ 1,499,662	$ 1,241,510	$ 382,502	$ 313,752
Cost of sales	1,066,822	869,165	275,824	219,150
Gross profit	432,840	372,345	106,678	94,602
Selling, general and administrative expense	327,899	271,421	81,081	66,545
Impairment expense	117,569	-	117,569	-
Operating income (loss)	(12,628)	100,924	(91,972)	28,057
Other income (expense)	(131)	75	(130)	59
Interest expense	12,797	6,282	2,929	1,352
Income (loss) before provision for income taxes	(25,556)	94,717	(95,031)	26,764
Provision for income taxes	19,682	34,480	6,956	9,860
Net income (loss)	(45,238)	60,237	(88,075)	16,904

Diluted earnings (loss) per share	$ (2.99)	$ 3.94	$ (5.75)	$ 1.10
Common and common equivalent shares outstanding	15,479	15,279	15,311	15,303

*During the fourth quarter of 2014 DXP finalized the purchase accounting for customer relationships for the acquisition of B27 and is amortizing customer relationships on an accelerated basis.  This revision resulted in increasing amortization of intangibles by $4,027,000 for the year and $1,007,000 per quarter. The first three quarters of 2014 have been revised to reflect this increased amortization.

SEGMENT DATA (in thousands)
	Year Ended December 31,				Three Months Ended December 31,
	Service Centers	IPS	SCS	Total	Service Centers	IPS	SCS	Total
2014
Sales	$ 987,561	$ 348,134	$ 163,967	$1,499,662	$ 252,456	$ 89,064	$ 40,982	$ 382,502
Operating income for reportable segments	$ 107,699	$ 51,162	$ 13,794	$172,655	$ 28,344	$10,833	$3,370	$42,547

2013
Sales	$ 884,821	$ 209,175	$ 147,514	$1,241,510	$ 224,269	$ 53,603	$ 35,880	$ 313,752
Operating income for reportable segments	$ 107,142	$ 33,766	$ 12,490	$ 153,398	$ 31,166	$ 9,499	$2,940	$43,605

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Years Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013

Income (loss) before income taxes	$ (25,556)	$ 94,717	$ (95,031)	$ 26,764
Impairment expense	117,569	-	117,569	-
Plus interest expense	12,797	6,282	2,929	1,352
Plus depreciation and amortization	35,078	21,660	8,765	5,505
EBITDA	$ 139,888	$ 122,659	$ 34,232	$ 33,621

**EBITDA – earnings before impairments, interest, taxes, depreciation and amortization